Exhibit 4.17

Summary English Translation of Maximum Credit Line Agreement dated September 26, 2011 and entered into on September 27, 2011 by and between Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. and Bank of Nanjing Shanghai Branch

Parties: Bank of Nanjing Shanghai Branch (the “Bank”) and Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. (“SIM-BCD”)

Date: September 26, 2011

Purpose:

The Bank agrees to extend a maximum credit line of RMB180,000,000 to SIM-BCD for the period from September 26, 2011 to September 26, 2011.

Summary of Major Terms:

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Any credit facility which is fully secured, fully and irrevocably guaranteed by a financial institution accepted by the Bank, fully insured or fully guaranteed by any other risk-eliminating methods shall not be counted towards the maximum credit line.

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During the period from September 26, 2011 to September 26, 2011, SIM-BCD can apply for credit facilities with the Bank to the extent the total outstanding amount that SIM-BCD owes to the Bank is less than the maximum credit line. The starting date of any such credit facility shall fall within the period from September 26, 2011 to September 26, 2011 while the expiration date of such facility shall be determined in the specific agreement.

•	BCD Shanghai Micro-Electronics Limited shall simultaneously enter into a mortgage agreement with the Bank to secure this maximum credit line agreement.

•	Governed by PRC law and any dispute shall be submitted to the court where the Bank is located.

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This maximum credit line agreement shall be notarized by Shanghai Oriental Notary Public and a notary certificate evidencing enforceability shall be issued. With such notarization, in the event of breach by SIM-BCD, the Bank is entitled to apply for enforcement with a competent court without further litigation and SIM-BCD shall accept such enforcement.

Summary English Translation of Notary Certificate for Enforceable Documents Evidencing Credit issued by Shanghai Oriental Notary Public Office dated October 14, 2011

Date: October 14, 2011

Purpose: To notarize the maximum credit line agreement entered into by and between Bank of Nanjing Shanghai Branch (the “Bank”) and Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. (“SIM-BCD”) dated September 27, 2011 and to cause this maximum credit line agreement to become enforceable.

Summary:

The notary officers have verified the validity of the maximum credit line agreement entered into by and between the Bank and SIM-BCD. Specifically, the parties have agreed that the Bank shall be entitled to apply for the enforcement of the maximum credit line agreement with the competent court and SIM-BCD shall accept such enforcement.

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